Exhibit 107

Calculation of Filing Fee Table

Form S-4

Denali SPAC Holdco, Inc.

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration of Fee (8)
Newly Registered Securities
Fees to be paid	Equity	Common Stock	Other	23,702,826	(2)	$10.44	$247,457,503.44	(5)	0.0001102	$27,269.82
Fees to be paid	Equity	Warrants to purchase Common Stock	Other	8,760,000	(3)	$0.06	$525,600	(6)	0.0001102	$57.92
Fees to be paid	Equity	Common stock issuable upon exercise of Warrants	Other	8,760,000	(4)	$11.50	—	(7)	—	—
Fees previously paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts									$27,327.74
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due									$27,327.74

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Represents the estimated maximum number of shares of Holdco Common Stock following the Business Combination to be issued to Holdco stockholders upon completion of the Business Combination, estimated solely for the purpose of calculating the registration fee, and is based on an amount equal to the sum of (a) 11,231,367 shares of Holdco Common Stock to be issued at the Closing as the Merger Consideration, (b) 10,822,500 shares of Holdco Common Stock to be issued to holders of Denali Ordinary Shares, which are exchangeable into shares of Holdco Common Stock on a one-to-one basis upon the Closing and (c) 1,648,959 shares of Holdco Common Stock issuable upon the exercise of existing Longevity options and warrants.
(3)	Represents (a) 8,250,000 Denali Public Warrants and (b) 510,000 Denali Private Placement Warrants issued and outstanding, all of which warrants will be assumed by Holdco in connection with the Transactions and converted into warrants to acquire the same number of shares of Holdco Common Stock at the same price and on the same terms set forth in the warrant agreement.
(4)	Represents the estimated maximum number of shares of Holdco Common Stock issuable upon exercise of warrants pursuant to their terms. Each whole warrant will entitle the warrant holder to purchase one share of Holdco Common Stock at a price of $11.50 per share.
(5)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $10.44 (the average of the high and low prices of Denali Class A Ordinary Shares as reported on Nasdaq on March 23, 2023).
(6)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $0.060 (the average of the high and low prices of Denali Warrants as reported on Nasdaq on March 23, 2023).
(7)	No separate registration fee is required pursuant to Rule 457(g) of the Securities Act.
(8)	Pursuant to Rule 457(o) promulgated under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price. The fee has been determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.